    As filed with the Securities and Exchange Commission on June 14, 2002
                                                      Registration No. 333-49433
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------
                            PRENTISS PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)

              Maryland                               75-2661588
   (State or other jurisdiction of                 (I.R.S. Employer
   incorporation or organization)                Identification Number)

3890 W. Northwest Highway, Suite 400             Gregory S. Imhoff
         Dallas, Texas 75220                 Prentiss Properties Trust
           (214) 654-0886               3890 W. Northwest Highway, Suite 400
    (Address, including zip code,               Dallas, Texas 75220
        and telephone number,                      (214) 654-0886
       including area code, of           (Name, address, including zip code,
        registrant's principal        and telephone number, including area code,
           executive offices)                    of agent for service)


                                    Copy to:
                            Michael E. Dillard, P.C.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         1700 Pacific Avenue, Suite 4100
                               Dallas, Texas 75201
                                 (214) 969-2800

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [_]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                Explanatory Note

     This registration statement relates to securities that may be offered from time to time by Prentiss Properties Trust. This registration statement contains a basic prospectus and a sales agreement prospectus covering the offering, issuance and sale of, respectively, (1) common shares of beneficial interest and preferred shares of beneficial interest, and (2) common shares of beneficial interest under a sales agreement we have entered into with Brinson Patrick Securities Corporation. The specific terms of the securities to be offered under the basic prospectus will be set forth in a prospectus supplement. The sales agreement prospectus will be identical in all material respects to the basic prospectus, except that the sales agreement prospectus will contain a different front page. The complete basic prospectus follows this explanatory note. The sales agreement prospectus front cover page is labeled "Prospectus Supplement."

     This Registration Statement, File No. 333-49433, originally filed with the SEC on April 3, 1998 and declared effective on April 24, 1998, originally covered up to $1,000,000,000 of securities issuable by us. As of the date of this registration statement, we have not sold any shares under this registration statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    Subject to Completion, dated June 14, 2002

Prospectus

                                     [LOGO]

                            Prentiss Properties Trust
                      3890 W. Northwest Highway, Suite 400
                               Dallas, Texas 75220
                                 (214) 654-0886

                                 $1,000,000,000

                      Common Shares of Beneficial Interest
                     Preferred Shares of Beneficial Interest

     This prospectus relates to equity securities that we may issue at various times. We may issue up to $1,000,000,000 of our common shares of beneficial interest, par value $.01 per share, and preferred shares of beneficial interest, par value $.01 per share. The common shares trade on the New York Stock Exchange under the symbol "PP."

     We will offer the securities at prices and on terms to be determined at the time of offering. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     We may offer the securities directly to investors or to or through agents, underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names and any applicable purchase price, fee, commission or discount arrangement will be set forth in a prospectus supplement.

                             _____________________


     Investing in our securities involves risks. See the sections entitled "Risk Factors" in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus for certain risks and uncertainties that you should consider.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      The date of this prospectus is ______________, 2002

                                Table of Contents



                                                                                Page
Forward-Looking Statements......................................................   1
About This Prospectus...........................................................   2
Where You Can Find More Information.............................................   3
Prentiss Properties Trust and the Operating Partnership.........................   4
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends.......   4
Use of Proceeds.................................................................   4
Description of Shares of Beneficial Interest....................................   5
Power to Reclassify our Shares..................................................   9
Power to Issue Additional Common Shares and Preferred Shares....................   9
Restrictions on Ownership and Transfer..........................................   9
Federal Income Tax Considerations...............................................  12
Certain Provisions of Maryland Law and Our Declaration Of Trust And Bylaws......  26
Plan of Distribution............................................................  30
Legal Opinions..................................................................  31
Experts.........................................................................  31

                           Forward-Looking Statements

     This prospectus, any prospectus supplement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by us and information currently available to us. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including risks, uncertainties and assumptions related to the following:

         .    The geographic concentration of our            .    Limited ability of shareholders to effect a
              properties;                                         change of control;

         .    Our real estate acquisition, redevelopment,    .    Our failure to qualify as a REIT;
              development and construction activities;

         .    Factors that could result in the poor          .     Conflicts of interest;
              operating performance of our properties
              including tenant defaults and increased
              costs such as insurance;

         .    Competition in markets where we have           .    Changes in our investment, financing and
              properties;                                         borrowing policies without shareholder
                                                                  approval;

         .    Environmental and Americans with               .    Our dependence on key personnel;
              Disabilities Act compliance issues related
              to our properties;

         .    Some of our properties may be subject to       .    Our third-party property management, leasing,
              uninsured losses;                                   development and construction business and
                                                                  related services;

         .    Our properties are illiquid assets;            .    The effect of shares available for future sale on
                                                                  the price of common shares; and

         .    Our incurrence of debt and use of variable     .    Changes in market conditions including market
              rate debt and derivative financial                  interest rates.
              instruments;

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. Such forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should refer to the section entitled "Risk Factors" in any prospectus supplement to this prospectus and in our filings with the SEC under the Exchange Act and incorporated by reference herein, for a discussion of risk factors that could cause actual results to differ materially from those indicated by the forward-looking statements. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference into this prospectus. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                              About This Prospectus

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this process, we may sell common shares or preferred shares of beneficial interest described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplements may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplements together with additional information described under the heading "Where You Can Find More Information."

                       Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's Washington, D.C. public reference room is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.pplinc.com or at the SEC's web site at http://www.sec.gov.

     This prospectus and any applicable prospectus supplement is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and the securities offered hereby. Statements contained or incorporated by reference in this prospectus or any applicable prospectus supplement as to the contents of any contract or other documents are not complete, and in each instance we refer you to the contents of the contract or document filed with the SEC as an exhibit to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, and later information filed with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus and any applicable prospectus supplement.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date hereof until our offering is completed.

     1. Our Annual Report on Form 10-K, File No. 001-14516, for the year ended December 31, 2001, filed on March 27, 2002.

     2. Our Quarterly Report on Form 10-Q, File No. 001-14516, for the quarter ended March 31, 2002, filed on May 15, 2002.

     3. The description of the common shares contained in our registration statement on Form 8-A, File No. 001-14516, filed on October 17, 1996, under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description.

     4. The description of the Series B Junior Preferred Shares contained in our registration statement on Form 8-A, File No. 000-23813, filed on February 17, 1998, as amended by our registration statement of Form 8-A, File No. 001-14516, filed on March 10, 1998, and Form 8-A, File No. 001-14516, filed on February 6, 2002, including any reports filed under the Exchange Act for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning:

                  Prentiss Properties Trust
                  3890 W. Northwest Highway, Suite 400
                  Dallas, Texas 75220
                  Attention: Gregory S. Imhoff
                  (214) 654-0886

     You should rely on the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement. We have authorized no one to provide different information to you. We are not making an offer of these securities in any state where such offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

             Prentiss Properties Trust and the Operating Partnership

     We are a self-administered and self-managed Maryland REIT that acquires, owns, manages, leases, develops and builds primarily office properties throughout the United States. We are self-administered in that we provide our own administrative services, such as accounting, tax and legal services, internally through our own employees. We are self-managed in that we internally provide all the management and maintenance services that our properties require through our own employees, such as property managers, leasing professionals and engineers. Our primary business is the ownership and operation of office and industrial properties throughout the United States. Our reportable segments include our five regions (1) Mid-Atlantic; (2) Midwest; (3) Southwest; (4) Northern California; and (5) Southern California. Our properties are located in 12 markets, which are included in our reportable segments as follows:

           Reportable Segment         Market

           Mid-Atlantic               Metropolitan Washington, DC, Atlanta
           Midwest                    Chicago, Suburban Detroit
           Southwest                  Austin, Dallas/Fort Worth, Denver, Houston
           Northern California        Sacramento, San Francisco Bay Area
           Southern California        San Diego, Los Angeles

     We operate principally through Prentiss Properties Acquisition Partners, L.P., our operating partnership, and its subsidiaries and Prentiss Properties Resources, Inc., a subsidiary that acts as manager. Our regional management offices are located in the San Diego, Oakland, Dallas, Chicago and Washington, D.C. areas. Our employees have expertise in areas such as acquisitions, development, facilities management, property management and leasing.

                   Ratio of Earnings to Combined Fixed Charges
                          and Preferred Share Dividends

     The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred share dividends for the three months ended March 31, 2002, for the years ended December 31, 2001, 2000, 1999, 1998 and 1997. We did not pay any dividends on our outstanding preferred shares in 1997. Accordingly, the ratio of earnings to fixed charges and preferred share dividends is identical to the ratio of earnings to fixed charges.

                                     For the three
                                      months ended                     Year Ended December 31,
                                                     ------------------------------------------------------------
                                     March 31, 2002     2001        2000        1999         1998        1997
                                     --------------     ----        ----        ----         ----        ----
Ratio of earnings to combined fixed
charges and preferred share
dividends                                 1.67          1.87        1.65        1.69         2.00        2.68

     These computations include us and our subsidiaries and 50% or less equity companies. For these ratios, "earnings" consists of pretax income from operations before minority interests plus "combined fixed charges," excluding interest capitalized. For this purpose, "combined fixed charges" consists of the interest costs, whether expensed or capitalized, including an interest factor attributable to rentals, and amortization of debt issuance costs.

                                 Use of Proceeds

     We will contribute the net proceeds of any sale of common shares or preferred shares to the operating partnership in exchange for additional units of limited partnership interest in the operating partnership. Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include the acquisition of additional properties, portfolios of properties, or management companies, repayment of indebtedness, and making improvements to properties. We may temporarily invest net proceeds from the sale of securities in short-term securities.

                  Description of Shares of Beneficial Interest

General

     The following summary of the material terms of the common shares is subject to the detailed provisions of the following:

     .    our current declaration of trust;

     .    our current bylaws;

     . our articles supplementary relating to our Junior Participating Cumulative Preferred Shares of beneficial interest, Series B, par value $0.01 per share, or Series B Junior Preferred Shares;

     . our articles supplementary relating to our 8.30% Series B Cumulative Redeemable Perpetual Preferred Shares of beneficial interest, par value $0.01 per share, or Series B Preferred Shares;

     . our articles supplementary relating to our Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest, par value $0.01 per share, or Series D Preferred Shares; and

     . the terms of our 8.30% Series B Cumulative Redeemable Perpetual Preferred Units of beneficial interest, par value $0.01 per share, and Series E Cumulative Preferred Units of beneficial interest, par value $0.01 per share, detailed in the limited partnership agreement of our operating partnership.

The following summary does not purport to be complete or to give full effect to the provisions of statutory or common law and should be read in conjunction with the terms of our declaration of trust, bylaws and articles supplementary.

     Our declaration of trust allows us to issue up to 100,000,000 common shares and 20,000,000 preferred shares of beneficial interest, par value $0.01 per share, of which 1,000,000 are Series B Junior Preferred Shares, 1,900,000 are Series B Preferred Shares and 3,773,585 are Series D Preferred Shares. As of June 14, 2002, 38,860,111 common shares, no Series B Junior Preferred Shares, no Series B Preferred Shares and 3,773,585 Series D Preferred Shares were issued and outstanding. As permitted by Maryland REIT law, our declaration of trust allows our board of trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we may issue.

     As a Maryland REIT, we are subject to Maryland REIT law, as amended. Both Maryland REIT law and our declaration of trust provide that you will not be personally liable for any of our obligations solely as a result of your status as our shareholder. Our bylaws further provide that we must indemnify you against any claim or liability to which you may become subject by reason of your being or having been a shareholder or former shareholder. In addition, we must pay or reimburse you for all legal and other expenses reasonably incurred by you in connection with any such claim or liability successfully defended. It is our policy to include a clause in our contracts which provides that shareholders will not be personally liable for obligations entered into on our behalf. However, with respect to tort claims, contractual claims where shareholder liability is not removed or claims for taxes and statutory liability you may, in some jurisdictions, be personally liable to the extent that we do not satisfy such claims. Inasmuch as we carry public liability insurance that we consider adequate, any risk of liability to you is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

Common Shares

     The common shares offered in this prospectus, when issued and sold as provided in this prospectus and the applicable prospectus supplement, will be duly authorized, validly issued, fully paid and nonassessable, and the holders thereof will not have preemptive or appraisal rights. As a holder of our common shares, you will be entitled to the following:

     . To receive dividends if, as and when authorized by our board of trustees and declared by us out of legally available assets. We intend to pay quarterly dividends to the holders of our common shares.

     . To share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

     . To one vote per share on all matters voted on by shareholders, including elections of trustees and except as provided with respect to any other class or series of shares, the holders of our common shares possess the exclusive voting power.

     . Our declaration of trust does not allow cumulative voting in the election of trustees, which means the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election.

The rights of holders of our common shares to dividends and liquidation preferences are subject to the preferential rights of any of our other shares or series of shares of beneficial interest and to the provisions of our declaration of trust regarding shares-in-trust. In addition, your rights to dividends and liquidation preferences are subject to the preferential rights of any holders of preferred units of our operating partnership. The voting rights of holders of our common shares are subject to the provisions of our declaration of trust regarding shares-in-trust.

     Pursuant to Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge with or into another entity unless its board of trustees adopts a resolution that declares the proposed transaction advisable on substantially the terms and conditions set forth therein and submits the matter for consideration at a shareholder meeting and the matter is approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. A Maryland REIT may establish a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, in the Maryland REIT's declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders, except with respect to the following, each of which requires the affirmative vote of the holders of two-thirds of the outstanding voting shares:

     .    The removal of trustees;

     . Any amendment to a specific section of our declaration of trust that relates to our board of trustees, restrictions on the transfer of shares-in-trust, amendments; and

     .    Our termination.

Our board of trustees may, by a two-thirds vote, amend our declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code of 1986 or Maryland REIT Law without the affirmative vote of our shareholders.

     The transfer agent and registrar for the common shares is EquiServe Trust Company. Our common shares trade on the New York Stock Exchange under the symbol "PP." We will apply to the New York Stock Exchange to list the additional common shares we intend to sell pursuant to any prospectus supplement.

Preferred Share Purchase Rights

     On February 6, 1998, we entered into a rights plan with First Chicago Trust Company, a division of EquiServe, as rights agent, to enable our shareholders to receive fair and equal treatment in the event of a third party's attempt to acquire us. The rights plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, us or a large block of our common shares.

     On February 17, 1998, we distributed as a dividend one purchase right for each outstanding common share. Each purchase right entitles the holder to purchase one one-thousandth of a share of the Series B Junior Preferred Shares at an exercise price of $85, subject to adjustment. The purchase rights are not currently exercisable and are attached to and trade with the outstanding common shares.

     The purchase rights become exercisable if a person or group acquires, obtains the right to acquire or announces a tender offer to acquire 10% or more of our outstanding common shares. If the acquiror is Security Capital Preferred Growth Incorporated, the threshold percentage is 11% instead of 10%. Each purchase right would then entitle its holder to acquire Series B Junior Preferred Shares at the exercise price or, at our option, common shares, cash, property or other securities having a value equal to twice the exercise price of the purchase right.

     The purchase rights also become exercisable if we are acquired in a merger or other business combination or if 50% or more of our assets or earning power is transferred. Each purchase right would then entitle its holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the purchase right.

     Until exercisable, the purchase rights will be evidenced by the common share certificates and will trade with the common share certificates. The purchase rights will expire on February 17, 2008. We may redeem each purchase right at a price of $0.001 at any time until ten days after an announcement that a person or group has acquired a 10% position in us. As a result, the purchase rights should not interfere with any merger or other business combination approved by our board of trustees.

     In January 2002, the rights plan was amended and restated to (1) allow our full board of trustees, without a continuing trustee limitation, the ability to redeem or exchange the rights and amend the rights plan, (2) allow our board of trustees to delay the date upon which separate certificates evidencing the rights would be issued in the context of a tender or exchange offer, (3) provide that the ability of our board of trustees to redeem the rights will end upon a person or entity becoming an acquiring person and (4) prevent the amendment of the rights plan at any time during which we may not redeem the rights.

Preferred Shares

     Our board of trustees may issue preferred shares in one or more series without shareholder approval. Our board of trustees may establish designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our preferred shares. Thus, without shareholder approval our board of trustees could authorize the issuance of preferred shares that could have the following effects:

     . the dilution of the voting power and other rights of the holders of common shares, and

     . the delay, deference or prevention of a takeover or other transaction that holders of some, or a majority, of the common shares might believe to be in their best interests or in which holders of some, or a majority, of the common shares might receive a premium for their common shares over the then market price of such common shares.

     If we offer additional preferred shares, a description will be filed with the Securities and Exchange Commission and the specific terms of the preferred shares will be described in the prospectus supplement, including the following terms:

     . the series, the number of shares offered and the liquidation value of the preferred shares;

     .    the price at which the preferred shares will be issued;

     . the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred shares;

     .    the liquidation preference of the preferred stock;

     .    the voting rights of the preferred shares;

     . whether or not the preferred shares are redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

     . whether the preferred shares are convertible or exchangeable for any other securities, and the terms of any such conversion; and

     . any additional rights, preferences, qualifications, limitations and restrictions relating to the preferred shares.

The preferred shares, when issued and sold as provided in this prospectus and the applicable prospectus supplement, will be duly authorized, validly issued and nonassessable.

     As of the date of this prospectus, our board of trustees had designated 1,900,000 Series B Preferred Shares, none of which are outstanding, 1,000,000 Series B Junior Preferred Shares, none of which are outstanding, and 3,773,585 Series D Preferred Shares, all of which were outstanding.

     In June 1998, we privately placed 1,900,000 8.30% Series B Cumulative Redeemable Perpetual Preferred Units of our operating partnership with Belair Capital Fund. In connection with the private placement, on June 25, 1998, we designated 1,900,000 Series B Preferred Shares. We may redeem the Series B Preferred Units at any time after June 25, 2003 for cash in an amount equal to the capital account balance subject to certain limitations. The holders of the Series B Preferred Units may exchange the Series B Preferred Units at any time on or after June 25, 2008 for Series B Preferred Shares at an exchange rate of one Series B Preferred Share for one Series B Preferred Unit, subject to adjustments. As of the date of this prospectus, no Series B Preferred Shares were issued or outstanding.

     In April 2001, we completed an asset exchange with Brandywine Realty Trust. As part of that exchange, we acquired Brandywine's Northern Virginia assets which includes a 25% non-controlling interest in the Tysons International Partners joint venture that owns two office properties. In exchange for the joint venture interest, we issued to Brandywine a combination of 200,000 7.50% Series E Cumulative Preferred Units of our operating partnership and 26,768 common units of our operating partnership. The holders of the Series E Preferred Units may choose to have the Series E Preferred Units redeemed at any time on or after April 10, 2004. The Series E Preferred Units are redeemable for either $10.0 million plus accrued but unpaid distributions or, at our option, common shares having a market value equal to the redemption price. In addition, the common units held by Brandywine are exchangeable after April 10, 2003, for either cash equal to the trading price of one common share at the time of the exchange or, at our option, one common share.

     In March 2001, we issued 3,773,585 Series D Preferred Shares in an exchange for all of the outstanding Series A Preferred Shares held by Security Capital Preferred Growth. The holders of the Series D Preferred Shares have the right to convert all or any portion of such shares into common shares based on a conversion price of $26.50 per common share. Conversion may also occur in the event of a change of control of Prentiss Properties Trust or the termination of our status as a REIT.

                         Power to Reclassify our Shares

     Our declaration of trust authorizes our board of trustees to classify and reclassify any of our unissued common shares and preferred shares into other classes or series of shares. Prior to issuance of shares of each class or series, the board is required by Maryland law and by our declaration of trust to set, subject to the restrictions on transfer of shares contained in our declaration of trust, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board could authorize the issuance of shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

          Power to Issue Additional Common Shares and Preferred Shares

     We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common or preferred Shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interest.

                     Restrictions on Ownership and Transfer

     In order to qualify as a REIT under the Internal Revenue Code, we must satisfy requirements concerning the ownership of our outstanding shares of beneficial interest. Specifically, no more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year, other than the 1996 taxable year, and we must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our 1996 taxable year.

     Because our board of trustees believes it is essential for us to continue to qualify as a REIT, our declaration of trust contains an ownership limitation that provides that no person may own more than 8.5% of the number of outstanding common shares, other than Michael V. Prentiss, who currently may own up to 15% of the number of outstanding common shares, or more than 9.8% of the number of outstanding preferred shares of any series, other than Security Capital, which may own all of the Series D Preferred Shares. Our board of trustees may, but is not required to, decrease the ownership limit applicable to Mr. Prentiss' ownership of common shares to as low as 9.8% of the outstanding common shares upon an increase in the number of outstanding common shares or a reduction of the number of common shares owned, directly or indirectly, by Mr. Prentiss. Upon any such adjustment, the ownership limitation applicable to other shareholders with respect to the common shares will be increased proportionately to a maximum of 9.8% of the number of outstanding common shares.

     As long as we receive evidence that our REIT status will not be lost, our board of trustees may exempt a recipient of common shares from the ownership limitation upon receipt of the following:

     .    a ruling from the Internal Revenue Service, or

     .    an opinion of counsel.

     Our board of trustees has exempted Security Capital from the ownership limitation on the condition that Security Capital not own more than 11% of the number of outstanding common shares. Our board of trustees may monitor, modify, suspend or revoke Security Capital's 11% ownership limitation as may be required to maintain our REIT status. Our board of trustees may not grant an exemption from the ownership limitation to any proposed transferee if such exemption would result in the termination of our status as a REIT.

     Any transfer of common shares or preferred shares that causes any one of the following conditions to exist will be null and void, and the intended transferee will acquire no rights in such common shares or preferred shares:

     . any person owning, directly or indirectly, common shares or preferred shares in excess of the ownership limitation;

     . our outstanding shares being owned by fewer than 100 persons, as determined without reference to any rules of attribution;

     . our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code; or

     . our owning, directly or constructively, 10% or more of the ownership interests in one of our tenants or the operating partnership's real property within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code.

If any purported transfer of common shares or preferred shares results in any of the four above conditions, the common shares or preferred shares in excess of the applicable limitation will be designated as "shares-in-trust" and transferred automatically to a share trust effective on the day before the purported transfer of such common shares or preferred shares. The record holder of the common shares or preferred shares that are designated as shares-in-trust will be required to submit such number of common shares or preferred shares to us for registration in the name of the share trust. We will designate the trustee of the share trust, but the trustee of the share trust will not be affiliated with us. We will name one or more charitable organizations as the share trust's beneficiary.

     Shares-in-trust will remain issued and outstanding common shares or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The share trust will receive all dividends and distributions on the shares-in-trust and will hold such dividends and distributions in trust for the benefit of the share trust's beneficiary. The share trustee will vote all shares-in-trust. The trustee of the share trust may transfer the shares-in-trust, provided the transferee:

     .    purchases such shares-in-trust for valuable consideration, and

     . acquires such shares-in-trust without such acquisition resulting in a transfer to another share trust and resulting in the redesignation of such common shares or preferred shares as shares-in-trust.

     The prohibited owner with respect to shares-in-trust:

     . will be required to repay to the share trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust, and

     . will generally receive from the share trustee the lower of (1) the amount paid by the prohibited owner for the common shares designated as shares-in-trust, or, in the case of a gift or devise, the "market price," as defined in our declaration of trust, per share on the date of such transfer, or (2) the amount received by the share trustee from the sale of such shares-in-trust. Any amounts received by the trustee of the share trust in excess of the amounts to be paid to the prohibited owner will be distributed to the share trust's beneficiary.

     The shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the following:

     . the price per share in the transaction that created such shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of such transfer, or

     . the market price per share on the date that we, or our designee, accepts such offer.

We will have the right to accept such offer for a period of 90 days after the date of the purported transfer that resulted in such shares-in-trust.

     Any person who acquires or attempts to acquire common shares or preferred shares in violation of the above restrictions, or any person who owned common shares or preferred shares that were transferred to a share trust, is required to immediately give written notice to us and to provide such other information to us as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

     Our declaration of trust requires all persons who own, directly or indirectly, more than 5%, or such lower percentages as required pursuant to regulations under the Internal Revenue Code, of the outstanding common shares and preferred shares, within 30 days after January 1 of each year, to provide a written statement or affidavit to us stating their name and address, the number of common shares and preferred shares owned, and a description of how such shares are held. In addition, each direct or indirect shareholder must provide such additional information to us as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limitation.

     The ownership limitation generally will not apply to the acquisition of common shares or preferred shares by an underwriter that participates in a public offering of such shares. In addition, our board of trustees, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as our board of trustees may direct, may exempt a person from the ownership limitation. However, our board of trustees may not grant an exemption from the ownership limitation to any proposed transferee whose ownership, direct or indirect, of our shares of beneficial interest in excess of the ownership limitation would result in the termination of our status as a REIT. These restrictions will continue to apply until our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders.

     The ownership limitation could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common shares or might otherwise be in the best interest of our shareholders. All certificates representing common shares or preferred shares will bear a legend referring to the restrictions described above.

                        Federal Income Tax Considerations

     The following is a summary of the material federal income tax considerations that may be relevant to a prospective holder of the Shares. This discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to shareholders, such as insurance companies, tax-exempt organizations, except to the extent described below, financial institutions, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States, except to the extent described below, that are subject to special treatment under the federal income tax laws.

     This discussion is based on current provisions of the Internal Revenue Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. Akin, Gump, Strauss, Hauer & Feld, L.L.P., or Akin Gump, has opined that this summary of the material federal income tax consequences fairly summarizes, subject to the limitations described herein, the federal income tax considerations that are likely to be material to a holder of the common shares.

     Because your income tax considerations may vary depending on your personal investment or tax circumstances, we recommend that you consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of the common shares and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election, and of potential changes in applicable tax laws.

Taxation of Prentiss Properties Trust

     We have elected to be taxed as a REIT beginning with our tax year ending on December 31, 1996. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. In addition, Akin Gump has opined, based upon representations of fact given by us to them, that we were organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code beginning with our taxable year ending December 31, 1996, and through the date hereof and our current and proposed method of operation will enable us to continue to qualify as a REIT. In rendering its opinion, Akin Gump has not independently verified these facts. We can give no assurance, however, that the IRS will agree that we have or will remain so qualified.

     Qualification and taxation as a REIT depends upon our ability to continuously meet the various REIT qualification tests, which include actual annual operating results, distribution levels and share ownership. No assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements.

     As a REIT, we generally are not subject to federal corporate income tax on our net income that is distributed currently to our shareholders. That treatment substantially eliminates the "double taxation", i.e., taxation at both the corporate and shareholder levels, that generally results from an investment in a corporation. However, we will be subject to federal income tax in the following circumstances:

     . we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     . we may be subject to the "alternative minimum tax" on our undistributed items of tax preference, if any.

     . if we have (1) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

     . if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax.

     . if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, and nonetheless have maintained our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (1) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect our profitability.

     . if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

     . if we acquire any asset from a C corporation, i.e., a corporation generally subject to full corporate-level tax, in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset, or any other asset, in the hands of the C corporation and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then to the extent of such asset's "built-in-gain", i.e., the excess of the fair market value of such asset at the time of our acquisition over the adjusted basis in such asset at such time, such gain will be subject to tax at the highest regular corporate rate applicable, as provided in temporary and proposed Treasury Regulations. The results described above with respect to the recognition of "built-in-gain" assume that we will not make an election pursuant to these Treasury Regulations to have such gain taxed currently if we were to make any such acquisition.

Requirements for Qualification

     The Internal Revenue Code defines a REIT as a corporation, trust, or association:

     (1)  that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

     (3) that would be taxable as a domestic corporation but for the REIT sections of the Internal Revenue Code;

     (4) that is neither a financial institution under the Internal Revenue Code nor an insurance company to which subchapter L of the Internal Revenue Code applies;

     (5)  the beneficial ownership of which is held by 100 or more persons;

     (6) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals or certain tax exempt entities during the last half of each taxable year (the "5/50 Rule");

     (7) that makes an election to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status;

     (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and Treasury Regulations promulgated thereunder; and

     (9) that meets the Internal Revenue Code's income and asset tests described below.

     If we comply with the requirements for ascertaining the ownership of our outstanding shares of beneficial interest and do not know or have reason to know that we have violated the 5/50 Rule, we will be deemed to satisfy the 5/50 Rule for the taxable year. We have issued sufficient common shares with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). In addition, our declaration of trust provides for restrictions regarding transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (5) and (6) above.

     For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes is generally considered an individual. A trust that is a qualified trust under the Internal Revenue Code, however, is generally not considered an individual, and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     We currently have three wholly-owned subsidiaries, the general partner of the operating partnership, the general partner of Prentiss Properties Real Estate Fund I, L.P. and the general partner of Prentiss Austin Properties, L.P., and may have additional wholly-owned subsidiaries in the future. The Internal Revenue Code provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. In applying the requirements described herein, any of our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as our assets, liabilities, and items of income, deduction, and credit. All of our corporate subsidiaries are "qualified REIT subsidiaries." Those subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

     In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share, determined on the basis of the REIT's capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT tests of the Internal Revenue Code, including satisfying the gross income and asset tests described below. Thus, our proportionate share of the assets, liabilities, and items of income of the operating partnership and the noncorporate subsidiaries of the operating partnership will be treated as our assets, liabilities, and items of income for purposes of applying the requirements described herein.

Income Tests

     In order for us to qualify and to maintain our qualification as a REIT, two requirements relating to our gross income must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and, interest on obligations secured by mortgages on real property, or qualified temporary investment income. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments, or from any combination of the foregoing.

     The rent we receive from our tenants will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     . the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     . the rent received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or a direct or indirect owner of 10% or more of our shares of beneficial interest, directly, indirectly or constructively owns 10% or more of such tenant.

     . if rent attributable to personal property, leased in connection with a lease of a property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

     . for the rent to qualify as "rents from real property," we generally must not furnish or render services to the tenants of our properties, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue.

The "independent contractor" requirement, however, does not apply to the extent the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, e.g., furnishing water, heat, light, and air conditioning and cleaning windows, public entrances, and lobbies, and are not otherwise considered "rendered to the occupant", for example renting parking spaces on a reserved basis to tenants. In addition, we may furnish or render a very small amount of "noncustomary services" to the tenants of a property other than through an independent contractor as long as the amount that we receive for such services does not exceed 1% of our total receipts from the property. For this purpose, the amount attributable to our noncustomary services will be at least equal to 150% of our cost of providing the services. In addition, services provided through "taxable REIT subsidiaries," as defined below, may qualify as "rents from real property" even though we do not use an independent contractor to provide such services.

     We do not charge rent for any portion of any property that is based, in whole or in part, on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above. Furthermore, we expect that, with respect to other properties that we may acquire in the future, we will not charge rent for any portion of any property that is based, in whole or in part, on the income or profits of any person to the extent that the receipt of such rent would jeopardize our status as a REIT. In addition, although we currently receive rent from tenants that could be considered related parties under the Internal Revenue Code (a "Related Party Tenant"), we expect that, to the extent that we receive rent from a Related Party Tenant, such rent will not cause us to fail to satisfy either the 75% or 95% gross income test. We currently do not receive rent attributable to personal property that is greater than 15% of the rent received under the applicable Lease. We expect that in the future we will not allow the rent attributable to personal property leased in connection with any lease of real property to exceed 15% of the total rent received under the lease, if the receipt of such rent would cause us to fail to satisfy either the 75% or 95% gross income test.

     Through the operating partnership and the noncorporate subsidiaries, none of which constitutes a qualifying independent contractor, we provide and will provide in the future real estate services to our tenants. We believe that all such services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise "rendered to the occupant," so that the provision of such services does not jeopardize the qualification of the rent as "rents from real property." In the case of any services that are not "usual and customary" under the foregoing rules, we employ and will continue to employ qualifying independent contractors to provide such services. Furthermore, we expect that we will not provide noncustomary services with respect to other properties that we acquire in the future, other than through a qualifying independent contractor or through a taxable REIT subsidiary, to the extent that the provision of such services would cause us to fail to satisfy either the 75% or 95% gross income test.

     If any portion of the rent does not qualify as "rents from real property" because such rent is attributable to personal property and exceeds 15% of the total rent received under the applicable lease, the portion of the rent that is attributable to the personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the rent attributable to such personal property, plus any other income received by us during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income during such year, we would likely lose our REIT status. If any portion of the rent received under a lease does not qualify as "rents from real property" because either the rent is considered based on the income or profits of any person or the tenant is a Related Party Tenant, none of the rent we receive under such lease would qualify as

"rents from real property." In that case, if the rent we receive under such a lease, plus any other income we receive during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we would also likely lose our REIT status. Finally, if any portion of the rent does not qualify as "rents from real property" because we furnish noncustomary services to the tenants of a property other than through a qualifying independent contractor, none of the rent we receive with respect to the related property would qualify as "rents from real property." In that case, if the rent we receive with respect to the related property, plus any other income we receive during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we would likewise lose our REIT status.

     Through our operating partnership, we may receive other types of income that will not qualify for purposes of the 75% or 95% gross income test. In particular, dividends paid with respect to the stock of Prentiss Properties Resources, Inc., a taxable REIT subsidiary owned by the operating partnership will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the operating partnership has received, and in the future will receive indirectly, fees for the performance of services by a noncorporate subsidiary with respect to properties that are owned, directly or indirectly, by the operating partnership. Although the tax law is not entirely clear, to the extent that the operating partnership owns, directly or indirectly, both an interest in such properties and an interest in the Noncorporate Subsidiary providing the services, such fees should be disregarded for purposes of the 75% and 95% gross income tests. However, the remainder of such fees received by the operating partnership, that is, any portion of the fees that is attributable to a third party's ownership interest in our properties, will be nonqualifying income for purposes of the 75% and 95% gross income tests. In addition, any fees received, directly or indirectly, by the operating partnership in exchange for providing services with respect to properties owned by unrelated third parties will not be qualifying income for purposes of the 75% and 95% gross income tests. Furthermore, to the extent that we receive interest that is accrued on the late payment of the rent, such amounts will not qualify as "rents from real property" and, thus, will not be qualifying income for purposes of the 75% gross income test, however, that interest will be treated as interest that qualifies for the 95% gross income test. We believe that the aggregate amount of any such nonqualifying income in any taxable year has not caused and will not cause us to fail to satisfy either the 75% or 95% gross income test.

     The net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of a trade or business. We believe that no asset owned by us or the operating partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of our or the operating partnership's business. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that we can comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     It is possible that, from time to time, we or the operating partnership will enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transaction could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or the operating partnership enters into an interest rate swap, cap agreement, option, futures contract, forward rate agreement, or similar financial instrument to reduce the interest rate risks with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or the operating partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Internal Revenue Code. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under the Internal Revenue Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of those relief provisions. Even if those relief provisions apply, a 100% tax would be imposed on:

     . the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by

     .    a fraction intended to reflect our profitability.

Asset Tests

     We, at the close of each quarter of each taxable year, also must satisfy the following two tests relating to the nature of our assets:

     . at least 75% of the value of our total assets must be represented by cash or cash items, which generally include receivables, government securities, "real estate assets," (which generally includes interests in real property, interests in mortgages on real property and shares of other REITs) or, in cases where we raise new capital through stock or publicly offered long-term, at least five-year, debt, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital.

     . of the investments not included in the 75% asset class, the value of any one issuer's securities we own may not exceed 5% of the value of our total assets; and we may not own more than 10% of the vote or value of any one issuer's outstanding securities, except for our interests in the operating partnership, the noncorporate subsidiaries, taxable REIT subsidiaries and any qualified REIT subsidiary, and certain "straight debt" securities. Additionally, not more than 20% of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries.

     For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures, including items that are structural components of such buildings or structures, a leasehold of real property, and an option to acquire real property, or a leasehold of real property.

     For purposes of the asset tests, we are deemed to own our proportionate share of the assets of the operating partnership, any qualified REIT subsidiary, and each noncorporate subsidiary, rather than our interests in those entities. At least 75% of the value of our total assets have been and will be represented by real estate assets, cash and cash items, including receivables, and government securities. Through the operating partnership, we own 100% of the nonvoting stock of Prentiss Properties Resources, Inc. and hold unsecured notes issued by Prentiss Properties Limited, Inc., a subsidiary of Prentiss Properties Resources, Inc. We do not own, directly or indirectly, any of the voting stock of Prentiss Properties Resources, Inc. and believe that the value of our ownership interest in Prentiss Properties Resources, Inc. does not exceed 5% of the value of our total assets. In addition, we have not owned, and will not own
(i) securities of any one issuer the value of which exceeds 5% of the value of our total assets, (ii) more than 10% of the vote or value of any one issuer's outstanding securities, except for our interests in the operating partnership, the noncorporate subsidiaries, any taxable REIT subsidiary and any qualified REIT subsidiary, or (iii) securities of taxable REIT subsidiaries with an aggregate value in excess of 20% of the value of our assets. In addition, we have represented that we will not acquire or dispose, or cause the operating partnership to acquire or dispose, of assets in the future in a way that would cause it to violate any of the asset tests.

     If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if:

     . we satisfied the asset tests at the close of the preceding calendar quarter and

     . the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by an acquisition of nonqualifying assets.

If the condition described in the second clause is not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

     In order to qualify as a REIT, we are required to distribute each taxable year dividends, other than capital gain dividends and retained capital gains, to our shareholders in an aggregate amount at least equal to the sum of:

     . 90% of our "REIT taxable income", computed without regard to the dividends paid deduction and excluding our net capital gain, and

     . 90% of the net income, after tax, if any, from foreclosure property, minus

     .    the sum of items of noncash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the IRS regular dividend payment date after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of:

     .    85% of our REIT ordinary income for such year,

     .    95% of our REIT capital gain income for such year, and

     .    any undistributed taxable income from prior periods,

we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirement. We may elect to retain and pay income tax on our long-term capital gains. Any such retained amount will be treated as having been distributed by us for purposes of the 4% excise tax described above.

     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Therefore, we may have less cash than is necessary to meet our annual 90% distribution requirement or to avoid corporate income tax or the excise tax imposed on undistributed income. In such a situation, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to raise funds through the issuance of preferred shares or common shares.

     We may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

     Pursuant to applicable Treasury Regulations, we must maintain records and request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied and intend to continue to comply with such requirements in the future.

Failure to Qualify

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we fail to qualify will not be deductible nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Taxable U.S. Shareholders

     As long as we qualify as a REIT, distributions not designated as capital gain dividends or retained capital gains made to our taxable U.S. shareholders out of current or accumulated earnings and profits will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of common shares that for U.S. federal income tax purposes is:

     .    a citizen or resident of the United States,

     . a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

     . an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

     . any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the shareholder has held his common shares. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income. We may elect to retain and pay income tax on our net long-term capital gains. In that case, our shareholders would include in income their proportionate share of our undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by us, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by us.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's common shares, such distributions will be included in income as gains from the sale or exchange of a capital asset, assuming the common shares are capital assets in the hands of the shareholder. In addition, any distribution we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we will carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of the common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses", such as losses from limited partnerships that engage in passive activities in which a shareholder is a limited partner, against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of common shares, or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. We have notified and will continue to notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of Shareholders on the Disposition of the Common Shares

     In general, any gain or loss realized upon a taxable disposition of the common shares by a shareholder who is not a dealer in securities will be treated as capital gain or loss if the common shares have been held as a capital asset. Such gain or loss will generally constitute long-term capital gain or loss and will be taxable at a maximum rate of 20% if the common shares have been held by an individual for more than twelve months. Otherwise, such a gain will generally be taxed at the holder's regular marginal tax rate. However, any loss upon a sale or exchange of common shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the common shares may be disallowed if other common shares are purchased within 30 days before or after the disposition.

Capital Gains and Losses

     The highest marginal individual income tax rate is 38.6%. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is generally 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of depreciable real property is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designated by us as capital gain dividends and any retained capital gains that we are deemed to distribute, we may designate, subject to limits, whether such a distribution is taxable to its noncorporate stockholders at a 20% or 25% tax rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxable REIT Subsidiaries

     The Real Estate Investment Trust Modernization Act allows a corporation, other than a REIT, in which a REIT directly or indirectly owns stock and that has made a joint election with the REIT, to perform services for tenants without disqualifying the rents received, as would have been the case under prior law. These subsidiaries, called Taxable Real Estate Investment Trust Subsidiaries (a "taxable REIT subsidiary" or "TRS"), are subject to taxation and are limited in the amount of debt and rental payments between the REIT and the TRS. Existing subsidiaries, such as Prentiss Properties Limited, Inc., were grandfathered in a one-time tax-free conversion and are not subject to these limitations unless they engage in a new line of business or increase their assets. If either of these events occurs, new restrictions on debt and rental payments will apply to these converted entities as well.

     The operating partnership formed Prentiss Properties Resources, Inc. to function as a TRS and provide services to the operating partnership. In exchange for its ownership interests in Prentiss Properties Resources, Inc., the operating partnership contributed its ownership interests in Prentiss Properties Limited, Inc., notes issued by Prentiss Properties Limited, Inc., cash, and other assets not directly related to our core business.

     The fair market value of all TRS securities cannot exceed 20% of the REIT's fair market value. At this time, the Company does not anticipate that its investments in all future TRS will exceed 20% of the value of the Company.

Information Reporting Requirements and Backup Withholding

     We report and will continue to report to our U.S. shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 30% (subject to reduction in future years) with respect to distributions paid unless such holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. If you are a shareholder, and do not provide us with your correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you if you fail to certify your nonforeign status to us.

Taxation of Tax-Exempt Shareholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to tax-exempt entities generally should not constitute unrelated business taxable income. However, if a tax-exempt entity finances its acquisition of the common shares with debt, a portion of its income from us will constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs section 501(c) (7), (9),
(17), and (20), respectively, of the Internal Revenue Code are subject to different unrelated business taxable income rules, which generally could require them to characterize a portion of distributions from us as unrelated business taxable income. In addition, a pension trust that owns more than 10% of our shares may be required to treat a percentage of the dividends from us as unrelated business taxable income. That percentage is the gross income derived by us from an unrelated trade or business, determined as if we were a pension trust, divided by our gross income for the year in which the dividends are paid. The unrelated business taxable income rule applies to a pension trust holding more than 10% of our stock only if (1) the unrelated business taxable income percentage is at least 5%, (2) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (3) we are a "pension-held" REIT, that is, either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts each individually owning more than 10% of the value of our shares and collectively owning more than 50% of the value of our shares. Because the Ownership Limitation prohibits any pension trust from owning more than 8.5% of the common shares or more than 9.8% of any class or series of the Preferred Shares, we should not be a "pension-held" REIT.

Taxation of Non-U.S. Shareholders

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively referred to as foreign shareholders) are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective foreign shareholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in the common shares, including any reporting requirements.

     If you are a foreign shareholder, distributions that are not attributable to gain from our sales or exchanges of U.S. real property interests and that we do not designate as capital gains dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the foreign shareholder's conduct of a U.S. trade or business, the foreign shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions, and also may be subject to the 30% branch profits tax in the case of a foreign shareholder that is a non-U.S. corporation. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a foreign shareholder unless a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with us or the foreign shareholder files the required form with us claiming that the distribution is effectively connected income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's common shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a foreign shareholder's common shares, such distributions will give rise to tax liability if the foreign shareholder would otherwise be subject to tax on any gain from the sale or disposition of his common shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. Amounts so withheld, however, are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     We are required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a foreign shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a foreign shareholder as if such gain were effectively connected with a U.S. business. Foreign shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. We are required to withhold 35% of any distribution that may be designated by us as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a foreign shareholder upon a sale of his common shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. However, because the common shares will be publicly traded, no assurance can be given that we are or will continue to be a "domestically controlled REIT." In addition, a foreign shareholder that owned, actually or constructively, 5% or less of the common shares or preferred shares at all times during a specified testing period will not be subject to tax under FIRPTA if the common shares or preferred shares, as applicable, are "regularly traded" on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a foreign shareholder if (1) investment in the common shares is effectively connected with the foreign shareholder's U.S. trade or business, in which case the foreign shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the foreign shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the common shares were to be subject to taxation under FIRPTA, the foreign shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

Possible Legislation or Other Action Affecting Tax Consequences

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot predict whether, when, in what forms, or with what effective dates, the tax laws applicable to us or an investment in us might be changed.

Other Tax Consequences

     We, the general partner, the operating partnership, Prentiss Properties Resources, Inc., a noncorporate subsidiary, or our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we, it or they own property, transact business, or reside. Such state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

     In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas, including REITs that are organized as corporations. While we are organized as a Maryland real estate investment trust and are therefore not subject to the Texas franchise tax, we own, directly or indirectly, qualified REIT subsidiaries and limited liability companies that are subject to the tax. The Texas franchise tax imposed on a corporation doing business in Texas generally is equal to the greater of (1) ..25% of "taxable capital", generally, financial accounting net worth with adjustments, apportioned to Texas; or (2) 4.5% of "taxable earned surplus", generally, federal taxable income with adjustments, apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based upon a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas and the denominator of which is the corporation's gross receipts from all sources.

Tax Aspects of the Operating Partnership and the Noncorporate Subsidiaries

     The following discussion summarizes material federal income tax considerations applicable to our direct or indirect investment in the operating partnership and the noncorporate subsidiaries, each of the operating partnership and the noncorporate subsidiaries is referred to herein as a "partnership". The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

     We will be entitled to include in our income our distributive share of each partnership's income and to deduct our distributive share of each partnership's losses only if each partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity is treated as a partnership under Treasury regulations relating to entity classification and is not a "publicly traded" partnership.

     In general, under the entity classification regulations, we will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, the effective date of the entity classification regulations, such as the partnerships, will be respected for all periods prior to January 1, 1997 if:

     .   the entity had a reasonable basis for its claimed classification,

     . the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and

     . neither the entity nor any of its members was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

Each partnership in existence on January 1, 1997 reasonably claimed partnership classification under the entity classification regulations in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. In addition, no partnership was notified by a taxing authority on or before May 8, 1996 that its classification was under examination. The partnerships intend to continue to be classified as partnerships and no partnership will elect to be treated as an association taxable as a corporation for federal income tax purposes under the entity classification regulations. We have represented to Akin Gump that, to the best of our knowledge, each partnership will be treated as a "partnership" for federal income tax purposes.

     A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under the publicly traded partnership provisions of the Internal Revenue Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. The U.S. Treasury Department has issued regulations that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if all interests in the partnership were issued in a transaction, or transactions, that was not required to be registered under the Securities Act of 1933, and the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity, that is, a partnership, grantor trust, or S corporation, that owns an interest in the partnership is treated as a partner in such partnership only if substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest, direct or indirect, in the partnership and a principal purpose of the use of the flow- through entity is to permit the partnership to satisfy the 100-partner limitation. Each partnership qualifies for this private placement exclusion. If a partnership is considered a publicly traded partnership under the publicly traded partnership regulations because it is deemed to have more than 100 partners, such partnership should not be treated as a corporation because it should have a sufficient amount of passive-type income to meet the qualifying income exception to publicly traded partnership status.

     If for any reason one or more of the partnerships are taxable as corporations, rather than as partnerships, for federal income tax purposes, we would likely not be able to qualify as a REIT. In addition, any change in a partnership's status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of such partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership's taxable income.

Income Taxation of the Partnerships and their Partners

     Partners, not Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we will be required to take into account our allocable share of each partnership's income, gains, losses, deductions, and credits for any taxable year of such partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under the partnership provisions of the Internal Revenue Code and Treasury Regulations if they do not comply with those provisions. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each partnership's allocations of taxable income and loss are intended to comply with the requirements of the partnership provisions of the Internal Revenue Code and the Treasury Regulations.

     Tax Allocations with Respect to Contributed Properties. Pursuant to the partnership provisions of the Internal Revenue Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.

     Under the operating limited partnership agreement, depreciation or amortization deductions of the operating partnership generally are allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the partnership provisions of the Internal Revenue Code and Treasury Regulations to use a method for allocating tax depreciation deductions attributable to our properties that results in our receiving a disproportionately large share of such deductions. In addition, gain on the sale of a property contributed to the operating partnership in exchange for an interest in the partnership will be specially allocated to the contributor to the extent of any "built-in" gain with respect to such property for federal income tax purposes. Depending on the allocation method elected under the Internal Revenue Code, it is possible that we may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if such properties were to have a tax basis equal to their fair market value at the time of contribution and may be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirement, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining which portion of our distributions is taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as dividends than would have occurred had we purchased our properties for cash.

     Basis in Operating Partnership Interest. Our adjusted tax basis in our partnership interest in the operating partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to the operating partnership by us, (2) increased by (A) our allocable share of the operating partnership's income and (B) our allocable share of indebtedness of the operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of the operating partnership's loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the operating partnership.

     If the allocation of our distributive share of the operating partnership's loss would reduce the adjusted tax basis of our partnership interest in the operating partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the operating partnership's distributions, or any decrease in our share of the indebtedness of the operating partnership, would reduce our adjusted tax basis below zero, such distributions, including such constructive distributions, will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and if our partnership interest in the operating partnership has been held for longer than the one-year long-term capital gain holding period, the distributions and constructive distributions will constitute long-term capital gain.

Sale of the Operating Partnership's or a Noncorporate Subsidiary's Property

     Generally, any gain realized by a partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a partnership on the disposition of the contributed properties, and any gain recognized upon the disposition of the properties acquired by a partnership for cash, over and above the gain allocated to the contributor, as discussed above, will be allocated among the partners in accordance with their respective percentage interests in the partnership. Our bylaws provide that any decision to sell any real estate asset in which a trustee, or officer, or any affiliate of the foregoing, has a direct or indirect interest, will be made by a majority of the trustees including a majority of the Independent Trustees.

     Our share of any gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. We, however, do not presently intend to acquire or hold or to allow a partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or a partnership's trade or business.

                       Certain Provisions of Maryland Law
                     and Our Declaration of Trust And Bylaws

     The following summary of certain provisions of Maryland law and of our declaration of trust and bylaws is not complete and is qualified in its entirety by reference to Maryland law and to our declaration of trust and bylaws.

Board of Trustees - Number, Classification, Vacancies and Removal

     Our bylaws provide that the number of trustees may be established by our board of trustees but may not be less than 3 nor more than 9. Our declaration of trust provides that a majority of our board of trustees be independent. Our board of trustees has set the number of trustees at seven and all seven seats of the board are currently filled. Maryland law provides that shareholders may fill a vacancy on our board of trustees which results from the removal of a trustee. Any other vacancy, including a vacancy created by an increase in the number of trustees, will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees. Any trustee elected by the shareholders to fill a vacancy resulting from the removal of a trustee will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred. Any trustee elected to fill a vacancy by the trustees will hold office until the next annual meeting shareholders and until his or her successor is duly elected and qualified.

     Pursuant to our declaration of trust, the board of trustees is divided into three classes. Trustees of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of trustees. The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. Our declaration of trust provides that, subject to the rights of one or more classes or series of preferred shares to elect one or more trustees, any trustee may be removed at any time, with or without cause, by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees.

Business Combinations

     Under Maryland law, "business combinations" between a Maryland REIT and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

     . any person who beneficially owns ten percent or more of the voting power of the Maryland REIT's shares; or

     . an affiliate or associate of the Maryland REIT who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the Maryland REIT.

     A person is not an interested shareholder under the statute if our board of trustees approved in advance the transaction by which it otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

     After the five-year prohibition, any business combination between the Maryland REIT and an interested shareholder generally must be recommended by our board of trustees of the Maryland REIT and approved by the affirmative vote of at least:

     . 80% of the votes entitled to be cast by holders of outstanding voting shares of the Maryland REIT; and

     . two-thirds of the votes entitled to be cast by holders of voting shares of the Maryland REIT other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

     These super-majority vote requirements do not apply if the Maryland REIT common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

     In October 1996, our board of trustees, resolved to opt out of the business combination statute. Our board of trustees further resolved that it shall not resolve to opt back in to the statute unless the opt in resolution is conditioned upon the approval of the holders of a majority of the votes entitled to be cast.

Control Share Acquisitions

     Maryland law provides that control shares of a Maryland REIT acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the Maryland REIT are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

     .   one-tenth or more but less than one-third,

     .   one-third or more but less than a majority, or

     .   a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition may compel our board of trustees of the Maryland REIT to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the Maryland REIT may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the Maryland REIT may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the Maryland REIT to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the Maryland REIT is a party to the transaction, or (b) to acquisitions approved or exempted by our declaration of trust or bylaws of the Maryland REIT.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Merger; Amendment to the Declaration of Trust

     Subject to the provisions of any class or series of our shares outstanding, the Trust may merge or consolidate with another entity or entities or sell or transfer all or substantially all of the Trust property, if approved by the Board of Trustees and by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

     Our declaration of trust may be amended by the affirmative vote of a majority of the votes entitled to be cast on the matter. However, the provisions of our declaration of trust relating to our board of trustees, including classification and removal, restrictions on transferability of shares, amendment of our declaration of trust, and our termination may only be amended by the affirmative vote of the holders of no less than two-thirds of all votes entitled to be cast on the matter.

Termination of Prentiss Properties Trust

     The dissolution of Prentiss Properties Trust must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

     The bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders may be made only:

     .   pursuant to our notice of the meeting;

     .   by or at the discretion of our board of trustees; or

     . by any shareholder who is a shareholder of record at the time of giving notice, which is entitled to vote at the meeting and who has complied with the notice procedures set forth in the bylaws.

The bylaws also provide that with respect to special meetings of the shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

     .   pursuant to our notice of the meeting;

     .   by the board of trustees; or

     . provided that our board of trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Unsolicited Takeover Statutes

     Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation, defined to include a real estate investment trust, with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

     (1) a classified board,

     (2) two-thirds vote requirement for removing a director,

     (3) a requirement that the number of directors be fixed only by vote of the directors,

     (4) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

     (5) a majority requirement for the calling of a special meeting of shareholders.

We, through existing provisions in our declaration of trust and bylaws unrelated to Subtitle 8, have already taken advantage of the principal takeover defenses provided for in Subtitle 8 by providing for a classified board in our declaration of trust, vesting in our board the exclusive power to fix the number of trusteeships and fill any vacancies arising on our board, and requiring a two-thirds vote for the removal of any trustee from our board.

Anti-Takeover Effects of Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws

     If the applicable provisions in our Bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our Declaration of Trust on classification of the board of trustees and removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of common shares or otherwise be in their best interest. These provisions are expected to discourage some types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Prentiss Properties Trust to negotiate first with our board of trustees. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of these proposals might result in an improvement of their terms.

                              Plan of Distribution

     We may sell the securities offered pursuant to any prospectus supplement directly to one or more purchasers or to or through agents, underwriters or dealers, or through a combination of methods. We will name any underwriter, dealer or agent involved in the offer and sale of the securities in the applicable prospectus supplement.

     The securities may be distributed from time to time in one or more transactions at:

     .   a fixed price or prices, which may be changed;

     .   market prices prevailing at the time of sale;

     .   prices related to prevailing market prices; or

     .   negotiated prices.

     In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts, concessions or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933 and to reimburse these persons for payments they are required to make. We will describe any indemnification agreements in the applicable prospectus supplement.

     Unless we specify otherwise in the related prospectus supplement, each series of securities offered will be a new issue with no established trading market, other our common shares which are listed on the New York Stock Exchange. If we sell any common shares pursuant to a prospectus supplement, the shares will be listed on the New York Stock Exchange subject to official notice of issuance. We may elect to list any series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, there may not be a liquid trading market for the securities.

     If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

     To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     Some of the underwriters, dealers and agents, and their affiliates, may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                 Legal Opinions

     The legality of the issuance of the common shares will be passed upon by Ballard Spahr Andrews & Ingersoll, LLP. Akin, Gump, Strauss, Hauer & Feld, L.L.P. will provide a legal opinion regarding certain tax issues.

                                     Experts

     The financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Prospectus Supplement
(to prospectus dated _______, 2002)


                                     [LOGO]

                            Prentiss Properties Trust
                      3890 W. Northwest Highway, Suite 400
                               Dallas, Texas 75220
                                 (214) 654-0886

                 3,000,000 Common Shares of Beneficial Interest

     This prospectus supplement relates to our issuance and sale of up to 3,000,000 common shares of beneficial interest from time to time through Brinson Patrick Securities Corporation. These sales, if any, will be made pursuant to a sales agreement between us and the sales manager, which is described in this prospectus supplement and a form of which has been attached as an exhibit to this registration statement of which this prospectus supplement is a part.

     Our common shares trade on the New York Stock Exchange under the Symbol "PP." Sales of our common shares under this prospectus supplement, if any, will be made through ordinary brokerage transactions through the facilities of the New York Stock Exchange at prevailing market prices. These sales will be made by the sales manager on a best efforts basis. On May 31, 2002, the last reported sale price of our common shares as reported was $32.05 per share.

     The compensation to the sales manager for sales of our common shares shall be at a fixed commission rate of 2% of the gross sales price per common share sold. In connection with the sale of common shares on our behalf, the sales manager may be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation of the sales manager may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales manager against liabilities, including liabilities under the Securities Act.

                              --------------------

     Investing in our common shares involves risks. See the sections entitled "Risk Factors" in the documents we filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus supplement for risks and uncertainties that you should consider.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is ______________, 2002

                                     PART II

                     Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution

     The following sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby, all of which will be paid for by Prentiss Properties Trust (the "Company"):

     SEC registration fee ................................    $  211,386
     NYSE listing fee ....................................    $   10,500
     Accounting fees and expenses ........................    $  300,000
     Blue Sky fees and expenses ..........................    $   15,000
     Legal fees and expenses .............................    $  375,000
     Printing ............................................    $  300,000
     Miscellaneous .......................................    $   98,614
                                                             -----------


              TOTAL ......................................    $1,310,500
                                                              ==========

Item 15. Indemnification of Trustees and Officers

     Maryland law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our declaration of trust contains such a provision, which eliminates trustees' and officers' liability to the maximum extent permitted by Maryland REIT law.

     Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to obligate ourself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, trustee or officer of the Company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former shareholder, trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a shareholder, trustee or officer of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner and who is made a party to the proceeding by reason of his service in that capacity. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. Our bylaws require the Company to indemnify any person in any of the capacities described above who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by Maryland law for directors and officers of Maryland corporations. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and
(i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless a court orders indemnification and then only for expenses. In accordance with Maryland law, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Item 16. Exhibits

     The following Exhibits are filed as part of this Registration Statement:

Exhibit                                             *
Number                                          Exhibits

 *1.1 Sales Agreement between us and Brinson Patrick Securities Corporation, dated June 10, 2002.

  4.1 Form of Common Share Certificate (filed as Exhibit 4.1 to our Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

  4.2    Amended and Restated Declaration of Trust of the Registrant (filed as
         Exhibit 3.1 to our Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

  4.3 Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to our Report on Form 10-K, filed March 27, 2002, File No. 001-14316, and incorporated by reference herein).

  4.4 Articles Supplementary, dated February 17, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Junior Participating Cumulative Preferred Shares of Beneficial Interest, Series B, and Fixing Distribution and Other Preferences and Rights of such Shares (filed as an Exhibit to our Registration Statement on Form 8-A, filed on February 17, 1998, File No. 000-23813 and incorporated by reference herein).

  4.5 Articles Supplementary, dated June 25, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of such Shares (included as Exhibit 3.5 to our Form 10-Q, filed on August 12, 1998, File No. 001-14516).

  4.6 Articles Supplementary, dated March 20, 2001 (filed as an Exhibit 3.6 to our Report on Form 10-K, filed March 27, 2001, File No. 001-14516, and incorporated by reference herein).

  4.7 Articles Supplementary Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of such Shares, dated March 20, 2001 (filed as an Exhibit 3.7 to our Report on Form 10-K, filed on March 27, 2001, File No. 001-14516, and incorporated by reference herein).

  4.8 Articles Supplementary, dated January 4, 2002, (filed as Exhibit 3.7 to our Report on Form 10-K, filed on March 27, 2002, File No. 001-14516, and incorporated by reference herein).

-----------------------
* As in the Prospectus Supp.

   4.9 Form of Common Share Certificate (filed as Exhibit 4.1 to our Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein.

   4.10 Amended and Restated Rights Agreement dated January 22, 2002, between Prentiss Properties Trust and EquiServe Trust Company, N.A., as Rights Agent (filed as Exhibit 1 to Amendment No. 2 to our Registration Statement on Form 8-A, filed on February 6, 2002, File No. 000-014516).

  *5     Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP.

  *8     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

  *10.1 Second Amendment and Restatement of Credit Agreement, dated as of March 22, 2002, by and among Prentiss Properties Acquisition Partners, L.P., Bank One, NA, Bank of America, N.A., Desdner Bank AG, Commerzbank AG, Societe Generale Soutwest Agency and the lenders named therein.

  *12 Statement Regarding Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends

  *23.1  Consent of PricewaterhouseCoopers LLP.

  *23.2  Consent of Ballard, Spahr, Andrews & Ingersoll, LLP (included in
         Exhibit 5)

  *23.3  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
         Exhibit 8)

  *24    Power of Attorney (included on Signature Page).

    ----------------
     * Filed herewith.


Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that the in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant further hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on June 14, 2002.


                                             PRENTISS PROPERTIES TRUST



                                             By: /s/ Thomas F. August
                                                 -----------------------------
                                                 Thomas F. August
                                                 President, Chief Executive
                                                 Officer and Trustee

     Pursuant to the requirements of the SecuritieAct of 1933, this registration statement has been signed by the folling persons in the capacities indicated below on June 14, 2002.

                     Name                                 Title
                     ----                                 -----

                  *                          Chairman of the Board and Trustee
---------------------------------------
Michael V. Prentiss

                  *                          President, Chief Executive Officer
---------------------------------------
Thomas F. August                             and Trustee
                                             (Principal Executive Officer)

                  *                          Trustee
---------------------------------------
Thomas J. Hynes, Jr.

                  *                          Trustee
---------------------------------------
Barry J.C. Parker

                  *                          Trustee
---------------------------------------
Leonard M. Riggs, Jr.

                  *                          Trustee
---------------------------------------
Ronald G. Steinhart

                  *                          Trustee
---------------------------------------
Lawrence A. Wilson

                                             Executive Vice President and Chief
                  *                          Financial Officer
---------------------------------------
Michael A. Ernst                             (Principal Financial Officer)

                                             Senior Vice President and Chief
                  *                          Accounting Officer
---------------------------------------
Thomas P. Simon                              (Chief Accounting Officer)



*By: /s/ Gregory S. Imhoff
    -----------------------------------
      Gregory S. Imhoff
      Attorney-in-Fact

                                Index to Exhibits

Exhibit
Number                                  Exhibits

 *1.1 Sales Agreement between us and Brinson Patrick Securities Corporation, dated June 10, 2002.

  4.1 Form of Common Share Certificate (filed as Exhibit 4.1 to our Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

  4.2      Amended and Restated Declaration of Trust of the Registrant (filed as
           Exhibit 3.1 to our Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

  4.3 Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to our Report on Form 10-K, filed March 27, 2002, File No. 001-14316, and incorporated by reference herein).

  4.4 Articles Supplementary, dated February 17, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Junior Participating Cumulative Preferred Shares of Beneficial Interest, Series B, and Fixing Distribution and Other Preferences and Rights of such Shares (filed as an Exhibit to our Registration Statement on Form 8-A, filed on February 17, 1998, File No. 000-23813 and incorporated by reference herein).

  4.5 Articles Supplementary, dated June 25, 1998, Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of such Shares (included as Exhibit 3.5 to our Form 10-Q, filed on August 12, 1998, File No. 001-14516).

  4.6 Articles Supplementary, dated March 20, 2001 (filed as an Exhibit 3.6 to our Report on Form 10-K, filed March 27, 2001, File No. 001-14516, and incorporated by reference herein).

  4.7 Articles Supplementary Classifying and Designating a Series of Preferred Shares of Beneficial Interest as Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of such Shares, dated March 20, 2001 (filed as an Exhibit 3.7 to our Report on Form 10-K, filed on March 27, 2001, File No. 001-14516, and incorporated by reference herein).

  4.8 Articles Supplementary, dated January 4, 2002, (filed as Exhibit 3.7 to our Report on Form 10-K, filed on March 27, 2002, File No. 001-14516, and incorporated by reference herein).

  4.9 Form of Common Share Certificate (filed as Exhibit 4.1 to our Registration Statement on Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein.

  4.10 Amended and Restated Rights Agreement dated January 22, 2002, between Prentiss Properties Trust and EquiServe Trust Company, N.A., as Rights Agent (filed as Exhibit 1 to Amendment No. 2 to our Registration Statement on Form 8-A, filed on February 6, 2002, File No. 000-014516).

 *5        Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP.

 *8        Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

*10.1 Second Amendment and Restatement of Credit Agreement, dated as of March 22, 2002, by and among Prentiss Properties Acquisition Partners, L.P., Bank One, NA, Bank of America, N.A., Desdner Bank AG, Commerzbank AG, Societe Generale Soutwest Agency and the lenders named therein.

  *12 Statement Regarding Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends

  *23.1    Consent of PricewaterhouseCoopers LLP.

  *23.2    Consent of Ballard, Spahr, Andrews & Ingersoll, LLP (included in
           Exhibit 5)

  *23.3    Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
           Exhibit 8)

  *24      Power of Attorney.

     ----------

* Filed herewith